LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT, dated as of the Acceptance Date (as defined in Exhibit B attached hereto and incorporated into this Agreement by reference, paragraph 1) is entered into between CAPITAL TEMPFUNDS, a division of Capital Factors LLC with its principal place of business at 1700 Broadway, 19th Floor, New York, NY 10019, (hereinafter referred to as “Capital”), and Borrower (as defined in Exhibit B, paragraph 2). Borrower and Capital agree as follows:
PURPOSE OF AGREEMENT
     1. Borrower desires to obtain commercial financing from Capital. The purpose of this financing is not for household, family, and for personal use.
DEFINITIONS
     2. “Accounts” means all accounts receivable due to Borrower, and other forms of obligations now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower {including, without limitation, any obligation that might be characterized as an account, contract right, general Intangible or chattel paper under the Code), all of Borrower’s rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned) (including, without limitation, the right to receive the proceeds of said purchase orders and contracts), and all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing,
     3. “Acceptable Accounts” means and includes those Accounts (i) which have been validly assigned to Capital, (ii) strictly comply with all of Borrower’s warranties and representations to Capital, (iii) contain payment terms of not greater than the Term Days (as defined on Exhibit B, paragraph 3) from invoice date, (iv) are not past due more than the number of Maximum Days (as defined on Exhibit B, paragraph 4), (v) are invoiced not later than ten (10) days from the date of service or delivery and (vi) are invoiced on not greater than a monthly cycle; provided, however, that Acceptable Accounts shall not include the following: (a) Accounts with respect to which the Customer has common officers, employees, directors or agents with Borrower, or is a subsidiary of, related to or affiliated with Borrower; (b) Accounts with respect to which services or goods are on guaranteed sale or other terms by reason of which the payment by the Customer may be conditional; (c) Accounts with respect to which the Customer is not a resident of the United States; (d) Accounts with respect to which the Customer is the United States or any department, agency or instrumentality of the United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause if the aggregate amount of such Accounts does not exceed five percent (5%) of the total of Borrower’s Accounts, or in the event the aggregate amount of such Accounts does exceed five percent (5%) of the total of Borrower’s Accounts, that Borrower has completed all steps necessary, in the opinion of Capital, to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727); (e) Accounts with respect to which the Customer is any state of the United States or any city, town, municipality, county or division thereof; provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if the aggregate amount of such Accounts does not exceed five percent (5%) of the total of Borrower’s Accounts outstanding; (f) Accounts not previously approved by Capital where the expected dollar value for such Customer is greater than ten (10%) percent of Borrower’s existing Accounts or the Maximum Concentration Amount (as defined on Exhibit B, paragraph 5), whichever is less; (g) those Accounts where Capital has notified Borrower that, in Capital’s sole discretion, which shall be exercised in a commercially reasonable manner, the Account or Customer is not acceptable to Capital; (h) all of the Accounts owed by on Customer where the Cross Aging Percentage (as defined on Exhibit B, paragraph 6) or more of all of the Accounts owed by that Customer are past due more than the Past Due Days (as defined on Exhibit B, paragraph 7) from the invoice date; (i) Accounts for which the services have not yet been rendered to the Customer or the goods sold have not yet been delivered to the Customer (commonly referred to as “pre-billed accounts”), (j) Accounts subject to a Customer Dispute, as defined below, and (k) Accounts, if any, specifically described on Exhibit B, paragraph 8).
     4. “Agreement” means this Loan and Security Agreement and all amendments end supplements thereto.
     5. “Customer” means Borrower’s customer or the account debtor,
     6. “Customer Dispute” means (i) a claim by any Customer against Borrower of any kind whatsoever, or (ii) financial inability of a Customer to pay its obligations as they become due, including, without limitation, a Customer who is subject to any insolvency, including without limitation, the appointment of a receiver or trustee, the filing by or against such Customer of a bankruptcy proceeding or the making of an assignment for the benefit of creditors or (iii) any mistaken, incorrect and/or erroneous Account submitted by Borrower to Capital.
          A “Customer Dispute” may arise from any kind of disagreement between Customer and Borrower whatsoever, whether such disagreement is valid or invalid, and may also arise at any time, both before and/or after the signing if this Agreement or the financing if the Account with Capital.
     7. “Ineligible Account’ means an Account that is not an Acceptable Account as defined in Section 3.
     8. The term “warrant” or “warranty” as used this Agreement means to guarantee, as a material element of this Agreement. Each separate warranty herein is also an independent condition to Capitals duties under this Agreement.
WARRANTIES AND COVENANTS BY BORROWER
     As an inducement for Capital to enter into this Agreement with full knowledge that the truth and accuracy of the warranties in this Agreement are being relied upon by Capital in entering into this Agreement and in making the loans described herein, Borrower warrants and/or covenants that:
     9. Borrower’s name as of the date hereof, as it appears in the official filing the state of its organization is as set forth In Exhibit B, paragraph 2. Borrower’s only state of organization or incorporation is in the Organizational State, as defined in Exhibit B, paragraph 9, Pursuant to the Borrower’s bylaws, only one officer is required to execute this Agreement, and the party signing this Agreement on behalf of the Borrower is an authorized officer.
     10. Borrower is duly organized and in good standing under the laws of its Organizational State, and is properly licensed and authorized to operate as a for profit business in all states in which such business is conducted.
     11. Borrower’s trade name(s) listed in Exhibit B, paragraph 10 are the only names under which the Borrower conducts business and all have been properly filed and published as required by applicable law.
     12. Borrower’s Federal Tax ID number is listed in Exhibit B, paragraph 11. Borrower’s Organizational Number is listed in Exhibit B, paragraph 12.
     13. Borrower is in compliance with all laws, rules and regulations applicable to its business. Furthermore, Borrower has in the past, is currently in compliance, and at all times will comply with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances (collectively the “Environmental Laws”),
     14. Borrower’s business is solvent, the value of its assets exceed the value of its liabilities (excluding debt subordinated to Capital (“Subordinated Debt”) pursuant to a subordination agreement acceptable to Capital in its sole discretion (a “Subordination Agreement”)), and it is able to meet its obligations as they become due.
     15. Each Customer’s business is solvent to the best of Borrower’s information and knowledge.
     16. Borrower is, at the time of assignment of any Account to Capital, the lawful owner of and has good and undisputed title to the Accounts assigned to Capital, free end clear of any encumbrances of any kind whatsoever.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

     17. Each Account offered as collateral to Capital is an accurate and undisputed statement of indebtedness owing by a Customer to Borrower for a certain sum which is due and payable upon receipt or within such time as is agreed to, in writing, by Capital and Borrower, and is not subject to any defenses, setoffs or counterclaims of any kind whatsoever, and is not subject to any discounts, deductions, allowances or other contra items unless so indicated on the invoice and accepted by a duly authorized officer of Capital in writing, and is an accurate statement of a bona fide sale, delivery and acceptance of merchandise or prescribed goods, or performance of service by Borrower to a Customer.
     18. All financial records, statements, books or other documents shown or provided to Capital by Borrower at any time, either before or after the signing of this Agreement, are true and accurate.
     19. Borrower will not under any circumstances or in any manner whatsoever, Interfere with any of Capitals rights under this Agreement.
     20. For as long as any indebtedness whatsoever remains owing by Borrower to Capital, Borrower will not factor, assign, hypothecate, transfer pledge a security interest in, or sell Accounts. except for its assignment of Accounts to Capital. Furthermore, Borrower will not file any financing statement or amendment or termination statement with respect to any financing statement filed in favor of Capital, except with the prior written consent of Capital.
     21. Borrower has not transferred, pledged or granted a security interest in any of Borrower’s Accounts or other Collateral, as defined below, to any other party and Borrower will not transfer, pledge or grant a security interest to any other party in said Accounts or other Collateral for the term of this Agreement and for as long as Borrower is indebted to Capital hereunder, In addition. Borrower has, and will have throughout the term of this Agreement, good title to the Collateral.
     22. Borrower will not change or modify the terms of any Acceptable Account with any Customer unless Capital first consents in writing to such change after receiving prior written notice of such proposed change or modification from Borrower.
     23. Except for other security interests listed on Exhibit B, paragraph 13 as “Other Security Interests”, there are no existing liens, security interests or encumbrances on any of Borrower’s personal property, including, without limitation, the Collateral, and Borrower shall not consent to the placement of any lien, security interest or encumbrance upon any of Borrower’s personal property of any type and wherever located not otherwise pledged or assigned to Capital without Capital’s prior written consent, and Borrower shall provide written notice to Capital within five (5) days of Borrower obtaining any knowledge, from any source, of the filing, recording or perfection by any means, of any non-consensual lien, claim or encumbrance against the aforementioned property of Borrower.
     24. Borrower will maintain such insurance covering Borrower’s business and/or the property of the Borrower as required by Capital and as indicated under Other Insurance, as provided in Exhibit B, paragraph 14, and will maintain workers’ compensation insurance in accordance with applicable law and will name Capital as certificate holder on all such workers’ compensation policies.
     25. Borrower will notify Capital in writing at least thirty (30) days prior to any change in Borrower’s place(s) of business or change in location of any Collateral, or if Borrower has or intends to acquire or add any additional place(s) of business, or any change in Borrower’s chief executive office, the office or offices where Borrower’s books and records concerning Accounts are kept, or in the event Borrower intends to change its Organizational State.
     26. Borrower will notify Capital in writing at least thirty days prior to any change of Borrower’s name, identity, legal entity, corporate structure, use of additional trade name(s), and/or any proposed change in any of the officers, principals, partners, and/or owners of Borrower.
     27. Borrower will deliver to Capital within the Periodic Period, as defined in Exhibit B, paragraph 15, if applicable and within the Annual Period, as defined in Exhibit B, paragraph 16, a balance sheet together with related statements of income, retained earnings, and cash flow in form and substance acceptable to Capital as more fully described in Exhibit B, paragraph 17 under Financial Statements. Upon request by Capital, Borrower will also provide Capital with copies of all of its income and payroll tax returns, federal, state and local, upon filing with the appropriate authorities, Borrower Shall execute and deliver to Capital within five (5) days after the end of each month during the term of this Agreement, reflecting the status as of the end of each month, certified by any one of the officers of Borrower as being true and correct, (i) a current detailed aging, by total and by customer, of Borrower’s Accounts. (ii) a current detailed aging, by total and by vendor, of Borrower’s accounts payable and (iii) a Compliance Certificate in the form of Exhibit “C” from one of the officers of Borrower certifying that no Default currently exists under this Agreement, all of which shall be set forth in a form and shall contain such information as is acceptable to Capital.
     28. Borrower’s assignment of any Accounts to Capital pursuant to this Agreement will not at any time violate any federal, state and/or local law, rule or regulation, court or other governmental order or decree or terms of any contract relating to such Accounts.
     29. Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with any trademarks, trade names, copyrights, patents and license rights of any other person or entity.
FURTHER PROMISES
     30. SECURITY INTEREST/COLLATERAL: As a further inducement for Capital to enter into this Agreement, and as collateral for all obligations of Borrower to Capital, now existing and hereafter arising, whether direct or indirect, absolute or contingent, due or to become due (collectively the “Obligations”). Borrower grants, assigns, conveys and transfers to Capital, a security interest under the North Carolina Uniform Commercial Code (the “Code”), in the following described property (hereinafter collectively called “Collateral”); All presently existing or hereafter arising, now owned or hereafter acquired, including all additions, replacements, accessions, substitutions, increases, profits, income, distributions, and proceeds thereof, (i) Accounts, accounts receivable, contract rights, chattel paper (including electronic chattel paper), documents, instruments (including promissory notes), reserves, reserve accounts, commercial tort clams, rebates, refunds, and general intangibles (including tax refunds, payment intangibles, software, lists, trademarks, tradenames, tradestyles, tradedresses, licenses, licensing agreements, copyrights and patent rights) and all books and records relating to the Accounts and all proceeds of the foregoing property, including insurance proceeds, and any renewals, and extensions of the foregoing property and all proceeds thereof; (ii) all of Borrower’s rights to receive payments from any source and for any reason (whether characterized as accounts, accounts receivable, chattel paper, choses-in action, contract rights, general intangibles, instruments, securities, notes or otherwise) including, without limitation, Borrower’s right to receive payments for goods and other products sold or leased or for services rendered, whether or not earned by performance or recognized or billed by Borrower; (iii) all of Borrower’s contract rights including, without limitation, Borrower’s rights under distribution contract, franchise agreements, including, without limitation, those certain franchise agreements and loan facilitation agreements (collectively the “Franchise Agreement”) with those franchisees as set forth on Exhibit D attached hereto and made a part hereof (collectively the “Franchisees”), license agreements, sales contracts, unfilled customer orders, and lease agreements; (iv) all of Borrower’s cash, drafts, certificates of deposit and deposit accounts; (v) all Of Borrower’s assets, property and rights now or hereafter in the possession of Capital or its agents; (vi) all of Borrower’s supporting obligations, investment property and letter of credit rights, as defined in the Code; (vii) all inventory, wherever located, now owned or hereafter acquired, including without limitation, raw materials, work in process, finished goods, materials and supplies, computer software, programs, stored data, repossessions, deposits and credit balances relating thereto and all leasehold improvements, furniture, fixtures, machinery and equipment, and computer hardware along with all increases, substitutions, replacements, additions, accessions of Borrower relating thereto, wherever situated, now owned by Borrower or hereafter acquired; and (viii) such other assets of the same class or classes as the foregoing hereafter owned or acquired by Borrower, but excluding (ix) any items of personal property described in Exhibit B, paragraph 18 under Excluded Collateral. Borrower shall be liable for, and Capital may charge Borrower’s account with all reasonable Costs and Expenses as described in Exhibit B, paragraph 19 under Costs and Expenses.
     31. PERFECTION OF SECURITY INTEREST: Borrower shall execute and deliver to Capital, concurrent with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of Capital, all financing statements, continuation financing statements, security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Capital may request, in form and substance satisfactory to Capital, to perfect or maintain perfection of Capital’s liens in the Collateral and in order to fully consummate or give effect to all of the transactions contemplated under this Agreement. Borrower does hereby authorize Capital to file financing statements, including, without limitation, original financing statements, amendments and continuation statements against the Borrower and authorizes Capital to file financing statements that describe the Collateral as all assets of (he Borrower, or words of similar effect.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

     If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall Immediately notify Capital in a writing signed by Borrower of the brief details thereof and grant to Capital in such writing a security interest therein end in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Capital. In the event that any Collateral, including proceeds, is evidenced by or consists of promissory notes, Borrower shall, immediately endorse and assign such promissory notes over to Capital and deliver actual physical possession of the promissory notes to Capital.
     Borrower will cooperate with Capital in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper.
     32. NOTIFICATION: Capital may at any time and at its sole discretion notify any Customer of Borrower or any third party payer to make payments directly to Capital. Capital may require Borrower to place any legend or other statement on invoices indicating the assignment of the invoice to Capital.
     33. ASSIGNMENT: Borrower shall from time to time present Accounts to Capital for approval and approved Accounts shall be identified by separate and subsequent written assignments on a form to be provided to Borrower by Capital known as “Schedule of Accounts”.
     34. ADVANCES: Capital may advance funds to Borrower in an amount up to the Advance Rate and the Maximum Credit Facility, both as defined in Exhibit B, paragraphs 20 and 21 respectively. Capital reserves the right to retain certain reserves against advances, including, without limitation, the Dilution Reserve, as defined in Exhibit B, paragraph 22. Borrower agrees to repay to Capital the amount of each such advance, with interest and fees as set forth below and on Exhibit A. As consideration for each such advance, Capital shall be paid in accordance with the rate schedule attached hereto as Exhibit A and incorporated into this Agreement by reference (the “Rate Schedule”). Borrower promises to repay each advance, and each such advance shall be due end payable, if not sooner paid by Borrower or through collection of the assigned Account, on or before the Maximum Days (the “Advance Period”). Unless otherwise extended, all advances and any unpaid interest and fees shall be paid by Borrower to Capital as aforesaid or, at Capital’s option, may be charged to Borrower’s Loan Account (as defined in Exhibit B, paragraph 23) or may be withheld and paid to Capital from any subsequent advance made to Borrower. In addition to the amounts set forth on the Rate Schedule, Capital may charge interest at the rate of eighteen percent (18%) per annum on any advances which remain unpaid after the occurrence of an event of Default and/or after judgment All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Borrower acknowledges that Capital accrues interest on all advances on a daily basis, however, such interest is due on a monthly basis, unless otherwise payable as provided hereunder. In the event that, at any time and for any reason, the amount of advances made pursuant to this Agreement exceed the Advance Rate and/or the Maximum Credit Facility (an “Over Advance”), then Borrower, upon Capital election and demand, shall immediately pay to Capital, in cash, the amount of such excess. In the event of the existence of an Over Advance, Borrower shall pay to Capital, at Capital’s discretion, an Over Advance Fee of .0493 % of the amount of the Over Advance for each day that the Over Advance is outstanding. Nothing provided herein shall constitute consent by Capital to such Over Advance.
     Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Capital from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Capital shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Capital or its agent against the Obligations, in such manner as Capital may deem advisable. The advances shall constitute one general Obligation of Borrower, and shall be secured by Capital’s lien upon all of the Collateral.
     IT IS THE INTENTION OF THE PARTIES HERETO NOT TO MAKE ANY AGREEMENT IN VIOLATION OF THE LAWS OF THE STATE OF NORTH CAROLINA OR THE UNITED STATES RELATING TO USURY. IN NO EVENT, THEREFORE, SHALL ANY INTEREST DUE HEREUNDER BE AT A RATE IN EXCESS OF THE HIGHEST LAWFUL RATE, i.e., IN NO EVENT SHALL CAPITAL CHARGE OR SHALL BORROWER BE REQUIRED TO PAY ANY INTEREST THAT, TOGETHER WITH ANY OTHER CHARGES HEREUNDER THAT MAY BE DEEMED TO BE IN THE NATURE OF INTEREST, HOWEVER COMPUTED, EXCEEDS THE MAXIMUM LAWFUL RATE OF INTEREST ALLOWABLE UNDER THE LAWS OF THE STATE OF NORTH CAROLINA AND/OR OF THE UNITED STATES. SHOULD ANY PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BORROWER AND CAPITAL BE CONSTRUED TO REQUIRE THE PAYMENT OF INTEREST THAT EXCEEDS SUCH MAXIMUM LAWFUL RATE, ANY SUCH EXCESS SHALL BE AND IS EXPRESSLY HEREBY WAIVED BY CAPITAL. SHOULD ANY EXCESS INTEREST IN FACT BE PAID, SUCH EXCESS SHALL BE DEEMED TO BE A PAYMENT OF THE PRINCIPAL AMOUNT OF OUTSTANDING INDEBTEDNESS OWING BY BORROWER TO CAPITAL AND SHALL BE APPLIED TO SUCH PRINCIPAL.
     In order to satisfy any of the Obligations, Borrower authorizes Capital, or its agents, affiliates, or depository bank(s) to initiate electronic debit or credit entries through the ACH system to or from any deposit account maintained by Borrower (“ACH Transfers”).
     35. REQUIRED FORMS: Along with the Schedule of Accounts, Borrower shall provide Capital with duplicate copies of all invoices, copies of the bills of lading, proofs of delivery, contracts or purchase orders, and/or purchase order numbers which correspond with such Accounts and invoices, and/or time tickets or other proofs of service as appropriate to the business of Borrower, together with all those items set forth on the “Funding Procedures Memo” delivered by Capital to the Borrower, as amended and/or updated from time to tine.
     36. NOTICE OF DISPUTE: Borrower will immediately notify Capital of any Customer Dispute and of any litigation or proceeding, pending or threatened, by or against Borrower.
     37. INELIGIBLE ACCOUNTS AND RIGHT OF OFFSET: Upon notice of any Customer Dispute or in the event that any Account becomes an ineligible Account, Capital may, in addition to any other remedies under this Agreement, declare the Account to be ineligible for funding hereunder and Borrower will immediately pay to Capital all amounts advanced to Borrower against such Account. Capital may, at its sole discretion, charge such amounts to the Loan Account or offset against any advances or remittances it would otherwise make to Borrower for any amounts owed to Capital hereunder. Notwithstanding the foregoing, such Accounts shall remain as Collateral for Capital as provided herein.
     38. CAPITAL STATEMENTS: From time to time, Capital shall provide Borrower with Borrower ledgers and other reports. Such reports shall be deemed final and conclusive between Borrower and Capital as to the contents of said reports except for any errors of which Borrower shall have notified Capital in writing within thirty (30) days after the date of receipt by Borrower of such reports and Capital, in its good faith and discretion determines that such exceptions are accurate and makes an appropriate adjustment.
     39. SOLE PROPERTY: Once Capital has accepted assignment of an Account, the right to payment from the Customer as to that Account is the sole property of Capital Any interference, including but not limited to Borrower failing to comply with Section 40 below or Borrower’s unauthorized receipt end retention of Collateral proceeds will constitute a Default hereunder and may result in, inter alia, termination of future advances to the Borrower.
     40. COLLECTIONS: Borrower will notify all of its Customers to forward all payments to the lock box address indicated in Exhibit B, paragraph 24 (the “Lock Box”). In the event that any payments from Customers come to Borrower’s possession Borrower will hold the same in trust and safekeeping, as the property of Capital, and immediately turn over to Capital, the identical check or other form of payment received by Borrower, properly endorsed, including electronic or wire transfers. Should Borrower come into possession of a check or other form of payment which constitutes payment of either Acceptable Accounts and/or Ineligible Accounts, Borrower shall immediately remit such payments) to Capital.
     Any wire transfer of funds, check, or other item of payment received by Capital shall be credited to Borrower when applied by Capital and will be applied to conditionally reduce Borrower’s Obligations, but shall not be considered a payment on account unless and until such check or other method or item of payment is honored when presented for payment. The receipt of any check or other or method item of payment by Capital shall be deemed to have been paid to Capital at the expiration of the Collection Day Period (as defined in Exhibit B, paragraph 25) after the date Capital actually receives possession of such check or other method or items of payment into the Wire Account referred to in Exhibit B, paragraph 26. Absent legal process to the contrary and provided that the outstanding indebtedness due Capital does not exceed the availability hereunder and so long as there is not a Default hereunder, then; (i) amounts collected and applied to Accounts in excess of outstanding obligations due Capital will be credited, without interest, to Borrower, end (ii) payment of Accounts not assigned to Capital or against Ineligible Accounts will be credited, without Interest, to Borrower.
     41. ACCESS TO BOOKS AND RECORDS, ACCOUNT AND FINANCIAL INFORMATION: Upon request, Borrower will furnish Capital with accounting records, financial information or other information pertaining to the operation of Borrower’s business and will allow Capital to review financial
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

records kept by Borrower with respect to its business. The foregoing right of access shall include, without limitation, the right of Capital to conduct field examinations with access to Borrower’s business facilities and the right to contact Customers and/or any third party payors for any reason, including the confirmation of any or all invoices or statements. Borrower agrees to hold Capital harmless from and against any costs, claims, expenses or liabilities incurred by Capital arising out of or relating to any actions or omissions of Capital permitted by this Section 41 or taken or refrained from being taken in reliance on any information received from Borrower hereunder. Borrower shall promptly reimburse Capital for the expenses of each field examination as provided in Exhibit B, paragraph 27 under Field Examination Expenses.
     42. TAX COMPLIANCE: Borrower agrees to provide to Capital, as and when requested, evidence of timely payment of all Federal, State and/or local taxes due in connection with Borrower’s business enterprises whether related to this Agreement or not, including, payment of all employee withholding taxes.
     43. NOTICE OF LEVY: Borrower will promptly notify Capital of any attachment, tax assessment, tax lien or other legal process levied against Borrower or any of its assets or of any of Customers assets.
     44. NO PLEDGE: Borrower will not pledge the credit of Capital to any person or business for any purpose whatsoever.
     45. LICENSE AGREEMENTS: Borrower will keep each License Agreement, if any, in full force and effect for so long as Borrower has any inventory the manufacture, sale or distribution of which is in any manner governed by or subject to such License Agreement, and provide Capital, upon request, with copies of each such License Agreement and all amendments, extensions or modifications thereto. “License Agreement” as used herein shall mean any licenses held by the Borrower for the sale of products.
     46. BOOK ENTRY: Borrower will, immediately upon assignment of Accounts to Capital, make proper entries on its books and records disclosing the assignment of said Accounts to Capital.
     47. LEGAL FEES: If, at any time or times regardless of whether or not a Default then exists, Capital incurs legal expenses or any other costs or out-of-pocket expenses in connection with the legal expenses described herein, including, without limitation: (i) the negotiation and preparation of this Agreement or any amendment of or modification of this Agreement or any of the other loan documents in connection with this transaction (the “Loan Documents”); (ii) INTENTIONALLY OMITTED; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Capital, Borrower or any other person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs, and including all actions in bankruptcy, appeal and probate; (iv) any attempt to enforce any rights of Capital against Borrower or any other person which may be obligated to Capital by virtue of this Agreement or any of the other Loan Documents, including any account debtor, Customer or guarantor of Borrower’s obligations owing to Capital; (v) any consultations regarding this Agreement or any other Loan Documents or preparation therefore, or the financing extended hereunder or (vi) any attempt to inspect, verify, protect, preserve, perfect or continue the perfection of Capital’s liens upon, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses and other reasonable costs and out-of-pocket expenses of Capital shall be charged to Borrower. Legal fees shall include all fees of Capital’s in house counsel. All such legal fees shall be based upon the usual and customary rates for services actually rendered and not upon any fixed percentage of the outstanding balance hereunder. All amounts chargeable to Borrower under this Section 47 shall be Obligations secured by all of the Collateral, shall be payable on demand to Capital, and shall bear interest from the date such demand is made until paid in full at the rate provided on Exhibit A. In addition, in the event Borrower is in Default under this Agreement, Borrower agrees to pay any and all additional costs incurred by Capital in connection with such Default, including, without limitation, the cost of additional field exams, additional legal fees, and the cost of providing notices of Default, sale, or assignment, etc.
     48. POWER OF ATTORNEY: Borrower irrevocably appoints Capital, or any person or entity designated by Capital, its special attorney in fact or agent, with power to:
     (a) strike out Borrower’s address on all Accounts mailed to Customers and put Capital’s address on all Accounts.
     (b) after the occurrence of a Default, receive, open and dispose of all mail addressed to Borrower, or to Borrower’s fictitious trade name and to notify the United States Postal Service to change the address of Borrower to an address designated by Capital.
     (c) endorse the name of Borrower or Borrower’s fictitious trade name on any checks or other evidences of payment that may come into the possession of Capital or pursuant to Default and on any other documents relating to any of the Accounts or to the Collateral.
     (d) in Borrower’s name, or otherwise, demand, sue for, collect, and give releases for any and all monies due or to become due on Accounts.
     (e) compromise, prosecute, or defend any action, claim or proceeding as to said Accounts, including making claims on any insurance policies.
     (f) deposit any checks or other remittances received on Accounts regardless of notations or conditions placed thereon by Customers or deductions reflected thereby and to change the amount of any such deduction to Borrower. However, in the event that a Customer who has asserted a claim with respect to any Account makes a partial payment of that Account, and such payment contains a statement to the effect that such partial payment constitutes full satisfaction of the amount owed, then, Borrower agrees upon Capital’s request to refund such partial payment to the Customer and reassign such Account to Capital.
     (g) place any legend or other statement on the Borrower’s invoices indicating the assignment of the invoice to Capital.
     (h) file Uniform Commercial Code financing statements, including, without limitation, original financing statements, amendments and continuations.
     (i) draw and endorse any checks or promissory notes on any bank in which Borrower may have an account and do any and all matters and things connected with Borrower’s accounts in the said bank(s) in which Borrower may have an account, which Borrower itself might or could do.
     (j) initiate ACH Transfer to or from any deposit account maintained by Borrower.
     (j) do any and all things necessary and proper to carry out the purpose intended by this Agreement.
The authority granted Capital hereunder shall remain in full force and effect until all assigned Accounts are paid in full and any Obligations are discharged in full in accordance with the terms and conditions of this Agreement.
     49. INDEMNIFICATION: Borrower hereby indemnifies and holds Capital and its executive committees, parent, affiliates, depository banks, subsidiaries, agents, directors, officers, employees, agents, and their successors and assigns (collectively the “Indemnified Parties”) harmless against any damages or claims arising from Capital’s collecting or attempting to collect any Accounts (except as a result of Capital’s gross negligence or willful misconduct) and from any and all costs, claims, expenses, actions and liabilities, including fees of attorneys and other professionals and experts, costs of suit and interest, arising out of any failure by Borrower or Borrower’s documentation to comply with all applicable laws, rules and regulations.
     Should any excise, sales, documentary stamp, intangible, service or other tax be imposed by state, federal or local authorities with respect to any of the transactions hereunder in such form that Capital is required to withhold, collect or pay such taxes, Borrower agrees to disclose such requirement to Capital and to indemnify the Indemnified Parties with respect to such payments, and Capital shall be entitled to charge and collect such payments from Borrower’s account. In addition, and if applicable, Borrower agrees that if the Department of Revenue of the State of Florida, at any time hereafter, including after the termination of this Agreement, takes the position that documentary stamp taxes or nonrecurring intangible taxes, or both, are applicable to this Agreement, or any renewals or extensions thereof, or Capital make such determination, Capital will pay all such taxes, and any interest and penalties or other liabilities in connection therewith. Capital expressly disclaims any obligation to Borrower with respect to state, local or Federal income taxation and the
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

preparation of income tax reports or returns, except as agreed to between the parties herein. It agreed that Capital shall not in any way be considered a “responsible party” in connection with the payment of any taxes on behalf of Borrower.
     Borrower hereby indemnifies and holds Indemnified Parties harmless from any and all liability, claims and damages, including fees of attorneys (including in-house counsel for the Indemnified Parties) and other professionals and experts, costs of suit and interest which any of the Indemnified Parties may incur as a result of the failure of Borrower to pay any taxes due and payable to any taxing authority. Borrower does further agree to immediately notify Capital of any failure to pay federal, state or local taxes due in connection with any of its business enterprises. Borrower further agrees to provide to Capital true and accurate copies of any tax liens or warning notices received by Borrower in connection with its business enterprises whether related to this Agreement or not.
     Borrower hereby releases, discharges and holds harmless Indemnified Parties from all liabilities, actions, suits, causes of action, costs, expenses, fines, penalties, claims, judgments and demands whatsoever which the Borrower or any other person or entity had or may have now or in the future against one or more of them under or arising out of this Agreement between Borrower and Capital, or any acts or omissions in connection herewith (except as a result of Capital’s gross negligence or willful misconduct); provided, however, that nothing herein shall preclude the enforcement by Borrower and Capital of all rights and benefits conferred in this Agreement.
     Borrower does hereby warrant that there has been no mortgage or loan broker involved in connection with the transaction contemplated by this Agreement other than as set forth on Exhibit B, paragraph 28, whose fees will be paid by Borrower, and Borrower agrees to Indemnify and hold harmless the Indemnified Parties from any and all liability, claims and damages, including fees of attorneys (including in-house counsel for Capital) and other professionals and experts, costs of suit and interest which Capital may incur as a result of any claim of compensation payable to any mortgage or loan broker in connection with the transaction contemplated by this Agreement.
     Borrower hereby indemnifies and holds Indemnified Parties harmless from any and all liability, claims and damages, including fees of attorneys (including in-house counsel for Capital) and other professionals and experts, costs of suit and interest which Capital may incur as a result of the failure of Borrower to comply with the Environmental Laws.
     The indemnifications set forth herein shall survive the termination this Agreement.
     50. DEFAULTS: Any one or more of the following shall be a Default hereunder
     (a) Borrower shall fail to pay any indebtedness or perform any obligations to Capital (whether arising hereunder or otherwise) when due.
     (b) Borrower shall breach any term, provision, covenant, warranty or representation under this Agreement or under any other agreements or contracts, between Borrower and Capital or obligation of Borrower to Capital.
     (c) The appointment of any receiver or trustee of all or a substantial portion of the assets of Borrower.
     (d) Borrower shall become insolvent or unable to pay debts as they become due, shall make a general assignment for the benefit of creditors or shall voluntarily file under any bankruptcy or similar law.
     (e) Any involuntary petition in bankruptcy shall be filed against Borrower.
     (f) Any levies of attachment, executions, tax assessments, tax liens, judgments or similar process shall be issued against the Collateral and shall not be released within ten days thereof.
     (g) Any financial statements, profit and loss statements, borrowing certificates or schedules, or other statements or representations of any kind furnished or made by Borrower to Capital prove false or incorrect, and the result of which might have a Material Adverse Effect.
     (h) Borrower shall terminate/cease assignments hereunder while Capital has unpaid Accounts outstanding.
     (i) The insecurity of Capital with respect to Borrower’s performance of this Agreement, material change in financial condition of Borrower or any guarantor of Borrower’s obligations under this Agreement or because of any other event, circumstance or condition reasonably believed by Capital to put into question the ability of Borrower to fulfill its obligations hereunder.
     (j) The public offering, after the date hereof, of the common stock of the Borrower, without the prior written approval of Capital.
     (k) Borrower shall fail to pay when due any federal, state or local taxes or fail to make any required tax withholding payment, or shall fail to maintain required workers’ compensation or other insurance coverage required by law or this Agreement.
     (l) The attempted revocation of any guaranty of the obligations of Borrower hereunder by any guarantor, the death of any such guarantor, or the non-compliance or Default under such guaranty.
     (m) The retention or attempted retention by Borrower of any payment, or partial payment, of any Account
     (n) If Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of Borrower’s business; or
     (o) The loss, suspension or revocation of or failure to renew, any material license or permit now held or hereafter acquired by Borrower, which toss, suspension, revocation or failure to renew might have a Material Adverse Effect (which shall mean a material adverse effect upon the business, operations, properties, assets or condition, financial or otherwise, of Borrower on an individual basis or taken as a whole or the impairment of Borrower’s ability to perform in all material respects Borrower’s obligations under this Agreement or Capital ability to enforce or collect any obligations) and such loss, suspension, revocation or failure to renew continues for more than thirty (30) days after such occurrence, provided that such grace period shall not apply, and such event shall constitute an event of Default, if such event may not, in Capital’s reasonable determination, be cured by Borrower during such thirty (30) day grace period.
     (p) If Borrower makes a payment on any Subordinated Debt in violation of any Subordination Agreement in favor of Capital.
     (q) If Borrower is in default of the terms of any of its Franchise Agreements with Franchisees.
     (r) If any entity, which has common officers, directors and/or shareholders with the Borrower, is in default of any agreement with Capital.
     51. REMEDIES AFTER DEFAULT. In the event of any Default Capital may do any one or more of the following:
     (a) Declare any indebtedness including amounts advanced against outstanding Accounts immediately due and payable.
     (b) Notify any Customers to make payment of Accounts directly to Capital or its agent and take possession of Collateral and collect any Accounts without judicial process.
     (c) Require Borrower to assemble the Collateral and the records pertaining to Accounts and any other Collateral and make them available to Capital at a place designated by Capital.
     (d) Enter the premises of Borrower and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

     (e) Grant extensions, compromise claims and settle Accounts for lees than face value, in its sole discretion. Any such settlement or compromise agreed and/or accepted by Capital does not relieve or constitute a waiver of Borrower’s liability and obligation for the repayment in full of advances by Capital with respect to such Accounts.
     (f) Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Borrower.
     (g) Exercise all rights of a secured party under the Code. In the event any notice is required, the parties agree that five (5) Business Days shall be a reasonable notice. “Business Days” as used in this Agreement shall mean a day on which Capital is open for business exclusive of weekends and legal holidays.
     (h) Hold Borrower liable for any deficiency.
     (i) Withhold further advances pursuant to paragraph 34 above for such period as the Default continues, without declaring immediately due or accelerating amounts previously advanced against outstanding Accounts or otherwise availing itself of other remedies available, during which period of withholding further advances fees shall continue to accrue on all monies previously advanced. Notwithstanding an election to withhold further advances as provided above, Capital may at any time avail itself of any or all of the other remedies listed above without further notice.
     (j) Setoff against all sums standing to Borrower’s credit on Capital’s books and all of Borrower’s property in Capital’s possession, or upon or in which Capital has a lien or security interest. In addition to and not in limitation of the above, with respect to any deposits or property of Borrower in Capital’s possession or control. Capital shall have the right to setoff all or any portion thereof.
     (k) Capital may settle or compromise any Customer Dispute in its sole discretion. Any such settlement or compromise agreed and/or accepted by Capital does not relieve or constitute a waiver of Borrower’s liability and obligation for the repayment in full of advances by Capital with respect to such Accounts.
     (l) Terminate this Agreement, which shall not terminate, extinguish, or remove any liens or security interests granted to Capital hereunder until Borrower shall have fully paid and discharged any and all obligations and indebtedness due Capital. From and after the effective date of termination, all amounts charged or chargeable to Borrower and all Borrower’s obligations and indebtedness due Capital shall become immediately due and payable without further notice or demand.
     52. TERM: This Agreement shall continue in full force and effect for the Term as defined in Exhibit B, paragraph 29 but shall be automatically renewed for consecutive one (1) year terms unless terminated by written notice of either party sixty (60) days prior to the end of the initial Term or any renewal Term, which termination shall be effective on the last day of the initial Term or any renewal Term. In the event of termination by Borrower of this Agreement or repayment in full of the Obligations prior to the expiration of the first year of the Term, Borrower shall pay to Capital, as an early termination fee, two percent (2%) of the Maximum Credit Facility (the “First Year Percentage Fee”) plus any unpaid Administration Fees through the end of the Terms plus and unpaid Facility Fees through the end of the Term. In the event of termination by Borrower of this Agreement or repayment in full of the Obligations after the first year of the Term and prior to the expiration of the second year of the Term, Borrower shall pay to Capital, as an early termination fee, one percent (1%) of the Maximum Credit Facility (the “Second Year Percentage Fee”) plus any unpaid Administration Fees through the end of the Terms plus and unpaid Facility Fees through the end of the Term.
     53. POST-TERMINATION: After termination Borrower shall continue to be liable to Capital for the full and prompt performance and payment of the full amount of all Obligations to Capital which for any reason remain, or otherwise are, then outstanding and unpaid, whether disputed or undisputed. Capital will continue to have a security interest in the Collateral of Borrower until any all Obligations are paid in full.
     54. BINDING ON FUTURE PARTIES: This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties thereto.
     55. CUMULATIVE RIGHTS: All rights, remedies and powers granted to Capital in this Agreement, or in any note or other agreement given by Borrower to Capital, are cumulative and may be exercised singularly or concurrently with such other rights as Capital may have. These rights may be exercised from time to time as to all or any part of the pledged Collateral as Capital in its discretion may determine.
     56. WRITTEN WAIVER: Capital may not waive its rights and remedies unless the waiver is in writing and signed by Capital. A waiver by Capital of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.
     57. CHOICE OF LAW: The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by, and construed in accordance with the laws of the State of North Carolina. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated in the state and federal courts located in the County of Mecklenburg, State of North Carolina, or at Capital’s option, in any court in which Capital shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Borrower waives any right it may have to assert the doctrine of forum non-conveniens or to object to any such venue and hereby consents to any court ordered relief.
     58. INVALID PROVISIONS: If any provision of this Agreement shall be declared illegal or contrary to law, it is agreed that such provisions shall be disregarded and this Agreement shall continue in force as though such provision had not been incorporated herein.
     59. ENTIRE AGREEMENT: This instrument contains the entire Agreement between the parties relating to the matters set forth herein. Any addendum or modification hereto will be signed by both parties and attached hereto.
     60. EFFECTIVE: This Agreement becomes effective when it is accepted in the State of North Carolina and executed by an authorized officer of Capital.
     61. ASSIGNMENT BY CAPITAL: Capital may assign this Agreement to any party and such assignee shall be entitled to all rights and privileges hereunder. Borrower may not assign this Agreement.
     62. RIGHT OF FIRST REFUSAL: In consideration of Capital entering into this Agreement and making advances to Borrower, Borrower hereby agrees that it will, within five (5) days of receipt, provide a copy of any letter of intent or commitment letter from any lender offering to Borrower a refinance of the Obligations. Capital shall have the right of first refusal to match the offer(s) of such other lender(s), and if Capital advises Borrower that it intends to meet the financial terms set forth in such offers, Borrower will be obligated to enter into an amendment to this Agreement extending the terms of this Agreement for at least the term proposed in such other offer(s), and amending the financial terms set forth in this Agreement. Notwithstanding the foregoing, Borrower recognizes that this Agreement can only be terminated as provided herein.
     63. COMPLIANCE: Borrower agrees that if requested by Capital or Capital’s counsel, it will fully cooperate and execute and/or re-execute any document or documents due to clerical errors, scrivener’s errors or relating to additional matters due to receipt and review of miscellaneous required items post closing, using reasonable discretion of Capital and Capital’s Counsel, and hereby authorize Capital and Capital’s Counsel to date this Agreement and any Loan Documents, and to complete, on behalf of Borrower, any blanks in the Agreement and any Loan Documents.
     64. AUTHORIZED PARTIES: As an accommodation to Borrower, Capital may permit telephonic, electronic or other transmittal of instructions or requests for advances, authorizations, agreements, assignment sheets, assignment schedules, requests for advances or reports between Capital and Borrower, received from or sent by any one or more of the employees (including contract or leased employees), officers, directors, managers or consultants of the Borrower (collectively the “Authorized Signatories”). Unless Borrower specifically directs Capital in writing not to accept or act upon telephonic, telecopied, electronic or other communications from Borrower or to only accept instructions from certain specified employees or officers of Borrower, Capital shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Capital
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Capital and purporting to have been sent to Capital by Borrower and Capital shall have no duty to verify the origin of any such communication or the authority of the person sending it.
     Pursuant to the terms hereof, Borrower will deliver to Capital, from time to time, assignment schedules of Borrower’s Accounts on Capital form of Schedule of Assigned Accounts signed by one of the Authorized Signatories, all of which is subject to the procedures set forth herein and in the “Funding Procedures Memo” delivered by Capital to the Borrower as amended and/or updated from time to time (the “Procedures Manual). The Borrower specifically requests that Capital agree to accept any signature or facsimile signature on any Schedule of Assigned Accounts or any notice which Capital in its sole discretion believes to have been sent or forwarded to Capital by one of the Authorized Signatories. The Borrower hereby agrees to follow up any of said facsimile transmissions with the original of same no later than the next Business Day following any such facsimile transmission.
     In addition to the other indemnifications set forth herein, the Borrower hereby indemnifies and holds all Indemnified Parties harmless from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and from costs and expenses (including without limitation reasonable attorney’s fees) arising directly or indirectly, in whole or in part, out of the negligence, willful misconduct, misuse or unlawful or unauthorized use of any facsimile message or, facsimile signature or signatures of any person or persons, including the Borrower or its partners, officers, directors, agents or employees, whether within or beyond the scope of such individual’s duties or authority thereunder. Further, the Borrower agrees to assume full responsibility for any and all advances and actions taken by Capital in reliance upon any facsimile transmission or, facsimile signature or signatures of any person or persons, including the Borrower or its partners, officers, directors, agents or employees, signing on behalf of the Borrower.
     Borrower agrees that Capital shall not be responsible for any communication or miscommunication by any Individual claiming to or which Capital in its discretion believes to have proper authority to give any facsimile transmission.
     65. TRANSMITTAL OF FUNDS. Borrower understands that Capital charges a Wire Fee (as defined in Exhibit B, paragraph 30) for incoming and outgoing wire transfer of funds and that there is no fee for ACH transfers. Capital may initiate a wire or ACH for the approved amount of a transfer no later than the second Business Day after receipt of all necessary documentation in connection with the assignment of Accounts and the advance. Borrower understands and agrees that Capital cannot control the time it will take for Borrower’s bank to credit an ACH transfer to Borrower’s account. Accordingly, Borrower instructs Capital to send all transfers to Borrower’s account based upon the instructions set forth in Exhibit B, paragraph 31.
     66. WAIVER OF JURY TRIAL. AS AN INDUCEMENT FOR CAPITAL TO ENTER INTO THIS AGREEMENT AND TO MAKE ANY LOANS OR ADVANCES TO BORROWER, BORROWER AND CAPITAL HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND, OTHER DOCUMENTS OR TERMS AND CONDITIONS STIPULATED HEREIN OR EXECUTED IN CONNECTION THEREWITH.
     67. ARBITRATION. Notwithstanding anything to the contrary contained herein, any dispute arising out of or in connection with this Agreement shall, at Capital’s discretion, be settled exclusively and finally by arbitration conducted in the City of Charlotte. North Carolina, under the commercial arbitration rules of the American Arbitration Association (the “AAA”), such arbitration to apply the laws of the State of North Carolina (without giving effect to conflicts of law principles). The arbitration shall be conducted By three (3) neutral arbitrators, each party selecting one arbitrator within thirty (30) days after the date either party receives a written demand for arbitration from the other; the two arbitrators shall then agree upon and appoint a third neutral arbitrator within thirty (30) days. Should a party fail to appoint an arbitrator within the initial thirty (30) day period, the arbitration shall be conducted by the sole arbitrator appointed; should both arbitrators fail to appoint the third arbitrator in the second thirty (30) day period, such arbitrator shall be appointed by the AAA. Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this instrument, agreement or document; or (ii) be a waiver by Capital of the protection afforded to it by 12 U.S.C. sec. 91 or any substantially equivalent state law; or (iii) limit the right of Capital hereto (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. Capital may exercise such self-help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

Executed under seal this ___ day of March 2006
COMMAND CENTER INC, a Washington corporation

By	/s/ Glenn Welstad

Signature
Glenn Welstad, President
Name and Title
STATE OF WASHINGTON
COUNTY OF SPOKANE
     The foregoing instrument acknowledged before me this 4 day of April 2006, by Glenn Welstad, as President of COMMAND CENTER, INC., a Washington corporation, on behalf of the corporation. He is personally to Known to me or has produced            as identification and did (did not) take an oath.

/s/ ELAINE L. WILSON
(NOTARY SEAL)	(Notary Signature)

ELAINE L. WILSON
(Notary Name Printed)
NOTARY PUBLIC Commission No. 9/9/06

Accepted by Capital this 7 day of apr. 2006
at Charlotte, North Carolina (hereinafter, the Acceptance Date.)

CAPITAL TEMPFUNDS, a division of Capital Factors LLC

By	/s/ Michael J. Sullivan

Signature: Michael J. Sullivan
(Corporate Seal)
STATE OF NORTH CAROLINA
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

COUNTY OF MECKLENBURG
     The forgoing instrument was acknowledged before me this 7 day of apr. 2006, by Michael J. Sullivan, as E.V.P. of CAPITAL TEMPFUNDS, a division of Capital Factors LLC, a Delaware-limited liability company, on behalf of the company. He is personally known to me or has produced                                          as identification and did (did not) take an oath.

(NOTARY SEAL)	/s/ Nancy M. Watson (Notary Signature)
NANCY M. WATSON
(Notary Name Printed)
NOTARY PUBLIC Commission No.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

EXHIBIT “A” RATE SCHEDULE
As consideration for advances made by Capital to Borrower under this Agreement, Capital shall be paid the following Fees and Interest:
(a) Interest upon the daily net balance of any advances to Borrower and Interest applicable to the charges or to the expenses referred to in this Agreement, shall be charged as of the last day of each month at a rate the greater of six and one-quarter percent (6.25%) per annum or at a rate of interest designated by the Wall Street Journal as the ‘Prime Rate’ plus three percent (3.0%). The Prime Rate shall mean, at any time, the rate of interest quoted in the Well Street Journal, Money Rates Section as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks). In the event that the Wall Street Journal quotes more than one rate, or a range of rates as the Prime Rate, then the Prime Rate shall mean the highest of the quoted rates. In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three largest U.S. money center commercial banks, as determined by Capital TempFunds, a division of Capital Factors LLC. Notwithstanding the foregoing, interest shall be paid on the greater of $2,000,000.00 (in determining the minimum loan of $2,000,000.00 amounts outstanding from the Franchisees to Capital shall be included in such calculation), or the actual loan balance outstanding, regardless of whether a lesser amount is outstanding hereunder. Any adjustment In Capital’s interest rate, whether downward or upward, will become effective on the first day of the month following the month in which the Prime Rate of interest is reduced or increased. HOWEVER, in no event shall the rate of interest agreed to or charged to Borrower hereunder exceed the maximum rate of interest permitted to be agreed to or charged to Borrower under applicable law.
(b) On April 4, 2006, and yearly thereafter, Borrower shall pay to TEMPFUNDS a Facility Fee in an amount equal to one percent (1%) of the Maximum Credit Facility, which fee shall be fully earned by TEMPFUNDS on each anniversary of the date hereof and will not be refundable for any reason. As an accommodation to the Borrower, such facility fees may be payable in twelve (12) monthly equal installments commencing on April 4, 2006, and continuing on the first day of every month thereafter.
(c) For TEMPFUNDS services hereunder, Borrower shall pay and TEMPFUNDS shall be entitled to receive an administrative fee (the “Administrative Fee”) equal to $1,500.00 per month, which fee shall be due and payable on the first day of each month.
(d) Borrower shall pay to Capital a Lock Box Fee in the amount of $200.00 per month per location, which may be increased by Capital from time to time.
THIS EXHIBIT A IS MADE A PART OF AND INCORPORATED INTO THE LOAN AND SECURITY AGREEMENT.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

EXHIBIT “B”
1.	The Acceptance Date referred to in the opening paragraph of this Agreement means the date signed and accepted by a duly authorized officer of Capital.

2.	Borrower referred to in the opening paragraph means COMMAND CENTER, INC., a Washington corporation with its principal place of business and chief executive office at 3773 W. 5th Avenue, Post Falls, ID 83854 hereinafter referred to as “Borrower”. Borrower is the assignor of the Accounts and debtor under the Code. Borrower may also sometimes be referred to as Client.

3.	“Term Days” as referred to in Section 3 (iii) thirty (30) days.

4.	“Maximum Days” as referred to in Sections 3 (iv) and 34 means; sixty (60) days from date of invoice provided the invoice date is not greater than ten (10) days from the last date of service.

5.	“Maximum Concentration Amount” as referred to in Section 3 (f) means: $100,000

6.	“Cross Aging Percentage” as referred to in Section 3 (h) means: fifty percent (50%).

7.	“Past Due Days” as referred to in Section 3 (h) means: 60 days.

8.	“Permanent Placement Accounts” which mean any Accounts which arise from the permanent placement of an employee who will be hired by a Customer and will be an addition to the ongoing payroll of the Customer (hereinafter “PPA”). Notwithstanding the foregoing, PPAs may be considered Acceptable Accounts provided they are otherwise in compliance with the provisions of Sections 2 and 3 of the Agreement and the employee, which is the subject of the Account, has reported to the Customer’s place of employment (which may be verified by Capital in its sole discretion), and the total of such Accounts are less than ten percent (10%) of the total amount of the Acceptable Accounts. Capital shall also maintain a dilution reserve on Acceptable Accounts which are the result of PPAs of ten percent (10%) of the invoice amount plus actual Dilution.

9.	“Organizational State” as referred to in Section 9 means: Washington

10.	Borrower’s Trade names as referenced in Section 11 are as follows: COMMAND CENTER

11.	Borrower’s Federal Identification Number as referenced in Section 12 is, 91-2079472

12.	Borrowers Organizational Number as referenced in Section 12 is; 602071264

13.	“Other Security Interest” as referred to in Section 23 means; None

NOTE:	As to the interests listed above, the listing thereof in this Loan and Security Agreement shall not, in any manner whatsoever, be deemed to be an acknowledgement by Capital as to the perfection, priority, validity or enforceability thereof.

14.	“Other Insurance” as referred to in Section 24 means; General Liability with Capital named as additional insured.

15.	“Periodic Period” as described in Section 27 means; 45 days after each calendar quarter.

16.	“Annual Period” as described in Section 27 means; one hundred twenty (120) days after the end of each Borrower’s fiscal years.

17.	“Financial Statement” means: (i) at the end of each calendar quarter internally prepared financial statements certified by Borrower’s management; (ii) at the end of each fiscal year audited financial statements prepared by a Certified Public Accountant acceptable to TEMPFUNDS.

18.	“Excluded Collateral” as referred to in Section 30 means; None

19.	“Costs and Expenses” as referred to in Section 30 means; Borrower is liable for, and Capital may charge Borrowers account with, all customary and usual out of pocket wire charges and overnight delivery expenses, and all reasonable costs and expenses of filling financing statements (including any filing or recording taxes), making lien searches, and any attorney’s fees and expenses that may be incurred by Capital in perfecting, protecting, preserving, modifying, or enforcing its security interest and rights hereunder,

20.	“Advance Rate” as referred to in Section 34 means; eighty-five percent (85%) of the face amount of each Acceptable Account approved by Capital and assigned by Borrower on a Schedule of Accounts.

21.	“Maximum Credit Facility” as referred to in Section 34 means; Seven Million ($7,000,000.00) dollars.

22.	“Dilution Reserve” referred to in Section 34 means the Dilution Percentage less the Base Dilution. The Dilution Percentage is defined as: (i) uncollected sales (as determined by Capital in its sole discretion, exercised in a commercially reasonable manner, and including all sales subject to a Customer Dispute) excluding Accounts that remain unpaid but are collectable, divided by (ii) total sales and (iii) stated as a percentage. Base Dilution means: five percent (5%).

23.	“Loan Account” as referred to in Section 34 means that account established on Capital’s books, upon which Capital shall enter all advances as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Capital, and may record therein, In accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

24.	Lock box address as referenced in Section 40 shall be one of the following:

OPERATIONS CENTER	OPERATIONS CENTER	OPERATIONS CENTER
P.O. BOX 951753	PO BOX 932665	PO BOX 79081
Dallas, TX 75395-1753	Atlanta, GA 31193-2685	City of Industry, CA 91716-9081
25.	“Collection Day Period” as referenced in Section 40 means; 3 days.
26.	“Wire Account” referred to in Section 40 shall mean:
Wachovia National Bank
CHARLOTTE, NC 28256-3970
For the account of Capital TempFunds, a division of Capital Factors LLC
Account #200015252540
ABA#053207766
For Further Credit (COMMAND CENTER, INC.)
For proper credits, please be sure your customers indicate their name and invoice numbers being paid by in the text of the wire.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

27.	“Field Examination Expenses” as referred to in Section 41 means: Out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals plus $800 per Capital’s representative per day for each day of the field examination including preparation of the field examination report.

28.	The broker, if any, referred to in Section 49 is: None

29.	“Term” as referred to in Section 52 means: Twenty-four (24) months.

30.	“Wire Fee” as referred to in Section 65 means $20.00 per wire, ACH shall be no charge.

31.	In accordance with Section 65, please send all our transfers via: (circle one)

Instructions are as follows:	Wire / ACH

Bank Name

Bank Address

Bank Phone Number

Bank Contact

Transit Number (ABA#)

Company Name (on Bank Account)

Address

Account Number

Type of Account (circle one)	Operating Other
32.	Borrower to maintain a Working Capital ratio of not less than 1:1. “Working Capital Ratio” for the purposes of this Agreement shall mean the ratio of current assets to current liabilities, as determined in accordance with generally accepted accounting principals, consistently applied (“GAAP”).
THIS EXHIBIT B IS MADE A PART OF AND INCORPORATED INTO THE LOAN AND SECURITY AGREEMENT.
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

EXHIBIT “C”
COMMAND CENTER, INC.
[Letterhead of Borrower]
APRIL 4, 2006
CAPITAL TEMPFUNDS,
a division of CAPITAL FACTORS LLC
1799 W. Oakland Park Blvd
FL Lauderdale, Florida 33134
     The undersigned, the CFO of COMMAND CENTER, INC., a Washington corporation (“Borrower”), gives this certificate to CAPITAL TEMPFUNDS, a division of CAPITAL FACTORS LLC (“Lender”) in accordance with the requirements of that certain Loan and Security Agreement dated as of March _____, 2006, between Borrower and Lender (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
     No Event of Default exists on the date hereof, other than: None (if none, so state).
Borrower’s Working Capital ratio for the period ending NA is equal to           :1.
     As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower’s failure to pay or delay in payment of any such rent or other charges.

Yours truly

/s/ C.E. Olsen
C.E. Olsen, CFO Name/title
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

EXHIBIT “D”
LIST OF FRANCHISEES
Aardvark Staffing LLC
AQRS LLC
Awesome Possum Staffing LLC
Broadway Gardens, LLC
Central Texas Staffing, Ltd.
Dogwood Staffing Services LLC
Harbor Bay Staffing Services LLC
Inland Empire Temporary Staffing Services LLC
Labor Force of Minnesota, Inc.
Midwest Holdings, L.L.C.
Rascals, LLC
Rocky Mountain Temporary Services, Inc.
San Antonio Armadillo LLC
Shreveport Staffing LLC
Southwest Temporary Development LLC
Temp Services of Arkansas, LLC
Temps Unlimited of Memphis, LLC
Temps Unlimited of Tulsa, LLC
Temps Unlimited of Oklahoma, LLC
Temps Unlimited of Washington DC, LLC
Valley Staffing Services of South Texas, LLC
Viken Management, Inc.
ZAZ, LLC
ZMP Associates, LLC
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

SECRETARY’S CERTIFICATE
RESOLVED, that President, any of the Vice Presidents, the Secretary, the Treasurer, the Chief Financial Officer and each other officer and each agent of this corporation, or any one or more of them, be and they are hereby authorized and empowered on behalf of this corporation: to obtain from CAPITAL TEMPFUNDS, a division of CAPITAL FACTORS LLC (hereinafter referred to as the “Lender”) loans and advances in such amounts and on such terms and conditions as such officer or agent deems proper; to execute notes and other evidences of this corporation’s indebtedness with respect thereto; to guaranty the obligations of third parties; to enter into the Loan and Security Agreement and all other financing and other agreements with the Lender relating to the terms and conditions upon which any such loans and advances may be obtained and to the collateral security to be furnished by this corporation therefore; from time to time to modify, supplement or amend any such agreements, any such terms or conditions and any such collateral security; from time to time to pledge, assign, guaranty, mortgage, consign, grant security interests in and otherwise transfer to the Lender as collateral security for any and all debts and obligations of this corporation to the Lender, whenever and however arising, any and all accounts and other forms of obligations receivable, chooses in action, merchandise inventories, warehouse receipts, machinery, equipment, land, buildings and other real, personal or mixed property now or hereafter belonging to or acquired by this corporation; for said purposes to execute and deliver any and all assignments, schedules, transfers, endorsements, contracts, guarantees, agreements, designations, consignments, deeds of trust, mortgages, instruments of pledge or other instruments in respect thereof and to make remittances and payments in respect thereof by checks, drafts or otherwise; and to do and perform all other acts and things deemed by such officer or agent necessary, convenient or proper to carry out any of the foregoing; hereby ratifying, approving and confirming all that any said officers or agents have done or may do in the premises.
I, Brad E. Herr, do hereby certify that I am the Secretary of COMMAND CENTER, INC., a corporation organized and existing under and by virtue of the laws of the state of Washington; that I am the keeper of the corporate records and the seal of said corporation; that the foregoing is a true and correct copy of a resolution duly adopted and ratified at a special meeting of the Board of Directors of said corporation duly convened and held in accordance with its bylaws and the laws of said State at the office of said corporation, on or before the day of the execution of the Loan and Security Agreement, as taken and transcribed by me from the minutes of said meeting and compared by me with the original of said resolution recorded in said minutes, and that the same has not in any way been modified, repeated or rescinded but is in full force and effect, that the within and foregoing agreement is one of the agreements referred to in said resolution and was duly executed pursuant thereto. I do further certify that the following are the names and specimen signatures of the officers and agents of said corporation, so empowered and authorized, namely (may be signed in more than one counterpart, which together will form one original document):

Chief Executive Officer and President	Glenn Welstad	/s/ Glenn Welstad

	(Print Name)	(Signature)

Chief Financial Officer and Treasurer	C. Eugene Olsen	/a/ C. Eugene Olsen

	(Print Name)	(Signature)

Chief Operating Officer	Tom Gilbert	/s/ Tom Gilbert

	(Print Name)	(Signature)

Secretary	Brad E. Herr

	(Print Name)	(Signature)
Witness my hand and the seal of said corporation, this            day of March 2006.
[SEAL]

Brad E. Herr, Secretary
COMMAND CENTER, INC.
Loan and Security Agreement
March 2006

STATE OF NORTH CAROLINA                                       )
COUNTY OF MECKLENBURG                                          )
AFFIDAVIT OF OUT-OF-STATE DELIVERY
     BEFORE ME, the undersigned authority, personally appeared the undersigned Michael J. Sullivan (the “Affiant”), who being first duly sworn upon oath, deposes and says that:
     1. The Affiant is a E.V.P. of CAPITAL TEMPFUNDS, a division of Capital Factors LLC, a Delaware limited liability company (“Capital”), and the Affiant is duly authorized to and does make this affidavit in said capacity on behalf of Capital.
     2. That on the 7 day of APR. 2006, I executed on behalf of Capital on the date referenced below that certain Loan and Security Agreement (the “Agreement”), which Agreement is between            COMMAND CENTER, INC., a Washington corporation, as borrower, and CAPITAL TEMPFUNDS, a division of Capital Factors LLC, as lender.
     3. That the execution of the Agreement by Capital took place in Charlotte, North Carolina.

FURTHER AFFIANT SAYETH NAUGHT.
/s/ Michael J. Sullivan
	Michael J. Sullivan	Affiant
	Exec. Vice Pres.	Title

     SWORN TO AND SUBSCRIBED before me this 7 day of APR. 2006 by Michael J. Sullivan who personally appeared before me, and who is personally known to one.

/s/ Nancy M. Watson
[NOTARIAL SEAL]
Notary Public, State of North Carolina Print Name: NANCY M. WATSON My Commission Expires: June 23, 2006

COMMAND CENTER, INC.
Loan and Security Agreement
March 2006